EXHIBIT 99.1



         CryoLife(R), Inc. Announces Sale of Its Ideas For Medicine(R), Inc. Product Line

         October 1, 1998  8:41 AM EDT

         ATLANTA, Oct., 1 /PRNewswire/ -- CryoLife, Inc. (NYSE:CRY), a leader in human tissue and cell preservation and a manufacturer and distributor of stentless heart valves and surgical adhesives, announced that it has closed the sale of the product line of its wholly owned subsidiary, Ideas for Medicine, Inc. (IFM) to Horizon Medical Products, Inc. (Nasdaq:HMPS), of Atlanta, Georgia.

         Horizon Medical paid CryoLife the sum of $15 million for IFM's finished goods inventory and the intellectual property rights and equipment related to the IFM product line of specialty cardiovascular and vascular medical instruments and devices. In connection with the sale, a manufacturing agreement calls for a guaranteed amount of products to be manufactured by IFM and purchased by Horizon over the next four years.


         CryoLife retains ownership of its IFM manufacturing facility in St. Petersburg, Florida, as well as certain products and intellectual property not related to the IFM product line. These retained products and intellectual property include the Company's delivery devices for its surgical adhesive, BioGlue(R), and other proprietary cardiovascular devices.

          Founded in 1984, CryoLife, Inc., is a leader in the development and commercialization of technology for ultra-low temperature preservation ("cryopreservation") of viable human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue Surgical Adhesive, CE marked in the European Union for use in vascular sealing and repair, is distributed throughout Europe. The Company also manufactures CryoLife-O'Brien(R) and CryoLife-Ross(TM) stentless porcine heart valves which are distributed within the European Community.